Exhibit 99.1

Fortress Announces Closing of Fortress Macro Fund

Principal and Fund CIO Michael Novogratz to Retire from Fortress at Year-End

Repurchase of Shares at Price of $4.50 to Reduce Dividend-Paying Share Count by 13%

New York, NY. October 13, 2015 – Fortress Investment Group LLC today announced that it will close the Fortress Macro Funds and managed separate accounts (“FMF” or “the Funds”) and return all capital to investors by the end of the year. Fortress Principal Michael Novogratz, who founded the firm’s Liquid Markets business in 2002, is expected to retire from the firm and its Board of Directors at year end.

In conjunction with today’s announcement, Fortress will redeem all of Mr. Novogratz’ Fortress Operating Group Units, representing beneficial ownership of approximately 56.8 million class A or equivalent shares as of September 30, 2015. The company will repurchase Mr. Novogratz’ ownership interests at a price of $4.50, equivalent to a 17% discount to the closing price of Fortress Class A shares on October 12, 2015. As a result of this transaction, Fortress’s dividend-paying share count will be reduced by approximately 13%. Fortress will fund the transaction through a combination of available cash and a note issued to Mr. Novogratz. The transaction is subject to completion of definitive documentation and customary Board approvals.

“After careful consideration and analysis, we have decided to close the Fortress Macro Funds and return cash to our investors,” said Fortress Principal and Macro CIO Mike Novogratz. “This was a difficult decision given my confidence in both the research positions we hold and the talent of our team. But we have had an extremely challenging two years, and I do not believe the current environment is conducive to achieving our best results. The recent past does not negate years of hard work and achievement. It has been a rare privilege to lead the Macro team and to serve as a Principal at Fortress.”

Fortress co-Chairmen Peter Briger and Wesley Edens, and CEO Randal Nardone, made the following joint statement:

“We are obviously disappointed in this outcome, and we are grateful for Mike’s many contributions to Fortress over the years. While we regret closing a fund that has been productive in the past, we also recognize the market’s reluctance to ascribe value to this strategy even in its best years.”

“Looking ahead, all meaningful drivers of business and earnings growth remain in place, embedded value on our balance sheet and in our funds is enormous relative to our market cap, and approximately 90% of our alternative capital will now reside in long-term or unlimited duration structures. We have an exceptional group of businesses in place today, and we have tremendous confidence in the ability of our company to grow and create value in the years ahead.”

As of June 30, 2015, FMF assets under management (“AUM”) of approximately $2.3 billion represented approximately 3% of total Fortress AUM. FMF has been the core strategy in the firm’s Liquid Markets business, which accounted for approximately 2% of total Fortress pre-tax distributable earnings (“DE”) in the last 12 months through June 30, 2015. In aggregate, the firm’s Credit and Real Estate, Private Equity, Permanent Capital and traditional asset management businesses have delivered annualized growth in DE and AUM of 24% and 14%, respectively, over the past three years.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with $72.0 billion in assets under management as of June 30, 2015. Founded in 1998, Fortress manages assets on behalf of approximately 1,700 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

Contact:

Gordon E. Runté

212-798-6082

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